Exhibit 99.1

CITI TRENDS ANNOUNCES FIRST QUARTER 2011 RESULTS

First quarter sales increased 4.3%; comparable store sales decreased 6.9%

First quarter 2011 earnings per share of $0.83 compared with $0.86 last year

SAVANNAH, GA (May 18, 2011) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the first quarter of fiscal 2011.

Financial Highlights — First quarter ended April 30, 2011

Total sales in the first quarter ended April 30, 2011 increased 4.3% to $189.2 million compared with $181.4 million in the first quarter ended May 1, 2010.  Comparable store sales decreased 6.9%, after increasing 9.6% in last year’s first quarter.  Net income was $12.1 million, or $0.83 per diluted share, in the first quarter of 2011, compared with $12.4 million, or $0.86 per diluted share, in last year’s first quarter.

The Company opened 15 stores, relocated or expanded 5 others, and closed 3 stores in the first quarter of 2011, reaching a total store count of 473 at the end of the quarter.

Fiscal 2011 Outlook

The Company estimates that 2011 earnings will be in a range of approximately $1.25 to $1.35 per diluted share.  This estimate assumes that comparable store sales will be down 1% to 2% for the full year, including a 1% to 2% increase in the last three quarters of the year.  Additionally, in 2011 the Company expects to increase selling square footage by at least 15% and expects its effective tax rate to be in a range of 34% to 35%.

The Company reminds investors of the complexity of accurately assessing future results given the difficulty in predicting fashion trends, consumer preferences and general economic conditions and the impact of other business variables.  See “Forward-Looking Statements” below for more information regarding these uncertainties.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2913.  A replay of the conference call will be available until May 25, 2011, by dialing (402) 977-9140 and entering the passcode, 21520634.  The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and continue through May 25, 2011.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operated 473 stores located in 27 states as of the end of the first quarter of fiscal 2011.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	David Alexander
	Chief Financial Officer	President and Chief Executive Officer
	(912) 443-2075	(912) 443-3924

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	April 30, 2011	May 1, 2010
	(unaudited)	(unaudited)
Net sales	$189,168	$181,406
Cost of sales	114,099	109,016
Gross profit	75,069	72,390
Selling, general and administrative expenses	51,072	48,450
Depreciation and amortization	5,584	4,750
Income from operations	18,413	19,190
Interest income	54	55
Interest expense	(4)	(4)
Income before income tax expense	18,463	19,241
Income tax expense	6,370	6,792
Net income	$12,093	$12,449

Basic net income per common share	$0.83	$0.86
Diluted net income per common share	$0.83	$0.86

Weighted average shares used to compute basic net income per share	14,554	14,458
Weighted average shares used to compute diluted net income per share	14,567	14,489

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	April 30, 2011	May 1, 2010
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$76,847	$83,390
Short-term investment securities	—	30,025
Inventory	113,380	95,685
Prepaid and other current assets	15,828	14,131
Property and equipment, net	91,175	64,300
Long-term investment securities	16,824	—
Other noncurrent assets	3,132	4,060
Total assets	$317,186	$291,591

Liabilities and Stockholders’ Equity:
Accounts payable	$58,988	$61,289
Accrued liabilities	23,370	19,079
Other current liabilities	6,223	5,886
Noncurrent liabilities	10,778	10,024
Total liabilities	99,359	96,278

Total stockholders’ equity	217,827	195,313
Total liabilities and stockholders’ equity	$317,186	$291,591